Exhibit 99.1

CEA Industries Inc.

Compensation Plan for Independent Directors

January 17, 2022

The Board of Directors (the “Board’) of CEA Industries Inc. (the “Company”, formerly Surna Inc.) previously adopted a compensation plan for the independent directors of the Company on August 20, 2021 consisting of a combination of cash and equity-based compensation (the “Prior Plan”). The Company plans to uplist its common stock from the OTC exchange to the Nasdaq exchange (the “Uplist”) in the future.

The Board desires to revise the Prior Plan and has adopted on January 17, 2022 (the “Effective Date”) a revised compensation plan for independent directors as set forth below (the “Plan”). The Plan is effective for the election or appointment of independent directors on and after the Effective Date. The Plan is effective for the current independent directors and for independent directors elected or appointed after the Effective Date.

The plan is divided into two phases: from the Effective Date until the day prior to the Uplist (“Pre-uplist”) and from the Uplist date forward (“Post-uplist”).

Pre-uplist phase: The Company pays its independent directors an annual cash fee of $15,000, payable quarterly in advance on the first business day of each quarter, and which is consideration for their participation in: (i) any regular or special meetings of the Board or any committee thereof attended in person, (ii) any telephonic meeting of the Board or any committee thereof in which the director is a member, (iii) any non-meeting consultations with the Company’s management, and (iv) any other services provided by them in their capacities as directors (other than services as the Chairman of the Board, the Chairman of the Company’s Audit Committee, and the Committee Chairman).

At the time of initial election or appointment, each independent director will receive an equity retention award in the form of restricted stock units (“RSUs”). The aggregate value of the RSUs at the time of grant will be $25,000, with the number of shares underlying the RSUs to be determined based on the closing price of the Company’s common stock on the date immediately prior to the date of grant. Vesting of the RSUs will be as follows: (i) 50% at the time of grant, and (ii) 50% on the first anniversary of the grant date.

In addition, on the first business day of January each year, each independent director will also receive an equity retention award in the form of RSUs. The aggregate value of the RSUs at the time of grant will be $25,000, with the number of shares underlying the RSUs to be determined based on the closing price of the Company’s common stock on the date immediately prior to the date of grant. These RSUs will be fully vested at date of grant.

The Company pays the Audit Committee Chairman an additional annual fee of $10,000, payable quarterly in advance, for services as the Audit Committee Chairman.

The Company pays the Chairmen of any other committees of the Board an additional annual fee of $5,000, payable quarterly in advance, for services as a Committee Chairman.

There is no additional compensation paid to members of any committee of the Board. Interested (i.e. Executive directors) serving on the Board do not receive compensation for their Board service.

Post-uplist phase: The Company will pay its independent directors an annual cash fee of $25,000, payable quarterly in advance on the first business day of each quarter. All other terms remain the same.

Each director is responsible for the payment of any and all income taxes arising with respect to the issuance of common stock and the vesting and settlement of RSUs.

The Company also reimburses directors for out-of-pocket expenses incurred in attending Board and committee meetings and undertaking certain matters on the Company’s behalf.

Under the Nevada Revised Statutes and pursuant to our charter and bylaws, as currently in effect, the Company may indemnify the Company’s officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

The Company has entered into indemnification agreements with its directors and executive officers. The indemnification agreements are intended to provide the Company’s directors the maximum indemnification permitted under the Nevada Revised Statutes, unless otherwise limited by the Company’s charter and bylaws. Each indemnification agreement provides that the Company shall indemnify the director or executive officer who is a party to the agreement (an “Indemnitee”), including the advancement of legal expenses, if, by reason of his corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding. Each indemnification agreement further provides that the applicable provisions of the Company’s charter and bylaws regarding indemnification shall control in the event of any conflict with any provisions of such indemnification agreements.

The Company may secure insurance on behalf of any person who is or was or has agreed to become a director or officer of the Company for any liability arising out of his actions, regardless of whether the Nevada Revised Statues would permit indemnification. The Company has obtained liability insurance for its officers and directors.